Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Green Plains Inc.:

We consent to the incorporation by reference in the registration statement (Nos. 333-190804, 333‑163203 and 333-167292) on Form S-3, and registration statements (Nos. 333-143147, 333-154280, 333-159049, 333-174219 and 333-193827) on Form S-8 of Green Plains Inc. and subsidiaries (the Company) of our reports dated February 10, 2015, with respect to the consolidated balance sheets of the Company as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2014, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2014, which reports appear in the Annual Report on Form 10‑K of Green Plains Inc. for the year ended December 31, 2014.

Our report dated February 10, 2015, on the effectiveness of internal control over financial reporting as of December 31, 2014 contains an explanatory paragraph that states the Company acquired the assets of Supreme Cattle Feeders from Agri Beef Co (referred to as the Cattle Feedlot), on June 10, 2014 and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2014, the Cattle Feedlot’s internal control over financial reporting associated with the Cattle Feedlot which represent approximately 6% of the Company’s consolidated total assets and approximately 1% of the Company’s consolidated total revenues as of and for the year ended December 31, 2014.  Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of the Cattle Feedlot.

/s/ KPMG LLP

Omaha, Nebraska
February 10, 2015

CHD-655344-1